Exhibit 99.1
News Release

American Homes 4 Rent Appoints Bryan Smith as Chief Operating Officer

AGOURA HILLS, Calif., October 15, 2019—American Homes 4 Rent (NYSE: AMH) (the “Company”), a leading provider of high-quality single-family homes for rent, today announced that Bryan Smith has been appointed Chief Operating Officer (COO), effective October 14, 2019. Mr. Smith succeeds Jack Corrigan as COO. Mr. Corrigan will continue to serve as a trustee and as the Company’s Chief Investment Officer to focus on the Company’s expanding development and growth initiatives.

Mr. Smith served most recently as Executive Vice President and President of Property Management operations at the Company and, from 2011 to 2012, as Senior Vice President of Acquisitions. Mr. Smith earned a B.A. in Business Economics from the University of California, Los Angeles, and an M.B.A. from the UCLA Anderson School of Management.

“I am very pleased to announce Bryan’s promotion to Chief Operating Officer,” stated David Singelyn, American Homes 4 Rent’s Chief Executive Officer. “Bryan has been instrumental in building both our acquisition and property management platforms. His breadth and depth of experience in multiple aspects of the business and keen focus on leveraging technology to enhance our platform uniquely positions the Company for continued growth.”

About American Homes 4 Rent

American Homes 4 Rent (NYSE: AMH) is a leader in the single-family home rental industry and “American Homes 4 Rent” is fast becoming a nationally recognized brand for rental homes, known for high-quality, good value and tenant satisfaction. We are an internally managed Maryland real estate investment trust, or REIT, focused on acquiring, developing, renovating, leasing, and operating attractive, single-family homes as rental properties. As of June 30, 2019, we owned 52,634 single-family properties in selected submarkets in 22 states.

Additional information about American Homes 4 Rent is available on our website at www.americanhomes4rent.com.

Contact:
American Homes 4 Rent
Investor Relations
Phone: (855) 794-2447
Email: investors@ah4r.com